Exhibit 99.1

FOR IMMEDIATE RELEASE

Itron Appoints Jerome J. Lande and Peter Mainz to Board of Directors

Announces Cooperation Agreement with Coppersmith Capital Management and Scopia Capital Management

LIBERTY LAKE, Wash.- Dec.10, 2015 -Itron, Inc. (NASDAQ: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water, today announced that it has reached a cooperation agreement with Coppersmith Capital Management LLC and Scopia Capital Management LP under which two directors will be added to the Itron Board of Directors. Jerome Lande, managing partner of Coppersmith, has been appointed effective immediately, and Peter Mainz, a candidate identified by Coppersmith and approved by the board of directors, has been appointed effective Jan. 1, 2016.

Lande will serve as a Class 1 director with a term expiring at the 2017 Annual Meeting. Mainz will serve as a Class 2 director with a term expiring at the 2018 Annual Meeting. Both directors will stand for election at the 2016 Annual Meeting of Shareholders.

The Company also announced that, pursuant to the cooperation agreement, it has formed a Value Enhancement Committee to review, study and develop potential initiatives (including transactions) designed to create durable, sustainable long-term shareholder value. The committee will be comprised of Lande, Mainz and three additional incumbent independent directors: Jon E. Eliassen, chairman of the Itron Board, and Directors Gary Pruitt and Diana D. Tremblay. Pruitt will chair the committee.

“We welcome Jerome and Peter to the board and believe their addition represents a constructive outcome for Itron and all Itron shareholders. Our entire board and management team are moving forward fully focused on delivering on our strategic initiatives, driving performance and creating value for shareholders," said Eliassen.

“Itron has a number of important initiatives underway and we look forward to working together with Jerome and Peter to continue executing on our plan and to consider additional means to reduce costs, realize growth opportunities and unlock the value inherent in Itron as a world-leading technology and services company,” said Philip Mezey, Itron President and Chief Executive Officer.

“We are pleased to have reached an agreement to bring new perspective and shareholder representation to the Itron Board of Directors. We look forward to working with the board and management team to advance the Company’s efforts through existing and new initiatives in support of our shared goal of enhancing shareholder value,” said Lande.

In connection with the cooperation agreement, the Itron Board of Directors will initially include 14 directors upon the appointment of Lande and Mainz. However, the board will be reduced to 13 members not later than the 2016 Annual Meeting and reduced to 12 members not later than the 2017 Annual Meeting. Pursuant to the cooperation agreement, Coppersmith and Scopia Capital have agreed to abide by certain customary standstill and voting provisions.

The complete cooperation agreement among Itron, Coppersmith and Scopia Capital will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

About Jerome J. Lande
Jerome J. Lande (Age 39) is the managing partner of Coppersmith Capital which he co−founded in April 2012. Previously, Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an executive vice president at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small−cap deep value fund where Lande was responsible for all areas of portfolio management. He served as a vice president of MCM from February 2002 to January 2005 and as an associate from January 1999 to February 2002. Lande served as corporate development officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Lande holds a B.A. from Cornell University.

About Peter Mainz
Peter Mainz (Age 51) has more than 20 years of financial and communication systems business expertise that includes deep operational and commercial executive leadership experience. Most recently, Mainz served as president, chief executive officer and a director of Sensus, a global solutions company offering smart meters, communications systems, software and services for the electric, gas and water industries, which was created as the result of a private equity spin out of a division of Invensys plc. Prior to that, he served as the chief financial officer of Sensus and later was appointed as the executive vice president of operations. Prior to Sensus, he served as vice president of finance for various economic zones for Invensys plc. He also previously held executive roles at IBM and Schlumberger. Mainz holds a B.S. in Business Administration and Computer Science from Johannes Kepler University Linz in Austria and an MBA from Texas A&M University.

About Itron
Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.
Itron® is a registered trademark of Itron, Inc.

Forward Looking Statements
This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

For additional information, contact:

Itron, Inc.
Sharelynn Moore
Vice President, Corporate Marketing and Public Affairs
509.891.3524
sharelynn.moore@itron.com

Barbara Doyle
Vice President, Investor Relations
509.891.3443
barbara.doyle@itron.com